EXHIBIT 10.1

September 2, 2010

Attention: Mr. Brian Ross

Accelerize New Media Inc
12121 Wilshire Blvd., Suite 322
Los Angeles, CA 90025

Re.:           Finder’s Agreement

Dear Mr. Ross:

This is to acknowledge and confirm the terms of our finder’s agreement, which is subject to all of the terms and conditions stated in this letter.

1.	Services

Beginning and effective as of September 2, 2010 Accelerize New Media Inc. (the “Company”) hereby engages Sandgrain Securities, Inc. (“Sandgrain” or “Finder”) for a period of forty-five days (the “Term”) to act as a non-exclusive finder of investors for equity (the “Securities”) to be offered by the Company during the Term (the “Services”).  In connection with the foregoing, the Finder shall introduce the Company, upon its written request, to prospective investors.  Company and the prospective investors will consummate one or more financing transactions (each, a “Financing Transaction”).

2.	Compensation

In the event the Company consummates a Financing Transaction involving equity securities issued to an investor that was introduced to the Company within the Term as a result of Finder’s efforts made during the Term, the Company shall pay Finder the following fee (the “Finder’s Fee”):

(i)
Cash Fee: Within one (1) business day of the closing of a Financing Transaction (the “Closing”), the Company shall pay Sandgrain a fee equal to seven percent (7%) of the purchase price of Securities sold (the “Finder’s Fee”) by wire. In the event of multiple Closings, the Finder’s fee will be paid as the money is received by the Company.

Warrant: Upon the Closing (or each Closing, as the case may be) of a transaction, the Company shall deliver to Sandgrain (or Sandgrain’s designated nominee) warrants (the “Warrants”), for the issuance of such number of the Securities that equals five percent (5%) of the amount of the Securities sold at such Closing (or Closings). The Warrants shall be assignable by the holder to any person, including an employee of Sandgrain. The Warrants shall be exercisable for three (3) years from the date of grant with an exercise price of sixty-five cents ($0.65).  Additionally, all securities issued hereunder to Sandgrain shall have identical demand registration rights, co-sale rights and all other rights as given to investors under the financing transaction.

3.	Reliance on Information Supplied

In the performance of the Services, Sandgrain (i) will use and rely on the accuracy and completeness of the documents disclosed to the public by the Company pursuant to the Securities Exchange Act of 1934, as amended, or otherwise (collectively, “Public Information”), (ii) is not responsible for, and has no obligation to independently verify, the accuracy or completeness of any information furnished by the Company to it or to any third person introduced by Sandgrain to the Company in the course of performing the Services, or the Public Information, (iii) has no obligation to undertake an independent evaluation, appraisal, or physical inspection of any assets or liabilities of the Company, and (iv) will assume that any financial forecasts furnished to, or discussed with, Sandgrain by authorized representatives of the Company have been reasonably prepared and reflect the best then currently available estimates and judgment of the Company’s management.

4.	Covenants, Representations and Warranties

a.
The Company will reasonably promptly furnish Sandgrain, from time to time, such information concerning the Company, its business, financial condition, plans, and projections as Sandgrain reasonably requests in order to assist Sandgrain in the performance of the Services.

b.
If any event shall occur or condition exist as a result of which it is necessary or advisable, in the opinion of the Company or Sandgrain, to amend or supplement any information previously furnished by the Company in order that the information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly prepare and furnish to Sandgrain and the public, if applicable, amendments or supplements to the information previously furnished.

c.
The Company will advise Sandgrain reasonably promptly of (i) the occurrence of any event or the existence of any condition known to the Company referred to in paragraph (b) of this Section 4, (ii) such other information concerning the business and financial condition of the Company as Sandgrain may from time to time reasonably request, (iii) the receipt by the Company of any communication from any regulatory authority concerning the Company, and (iv) the commencement of any lawsuit, proceeding or regulatory action to which the Company is a party or which might materially affect the business or condition of the Company or the performance by Sandgrain of the Services.

d.
In the event the Company shall enter into any Financing Transaction, it will deliver, or cause to be delivered, to Sandgrain a copy of each agreement (together with all exhibits and schedules attached thereto) that the Company proposes to enter into regarding a Financing Transaction.

e.
During any period in which Sandgrain shall perform services hereunder, Sandgrain (i) will keep, and cause its officers, directors, shareholders, employees, agents and representatives to keep, all material non-public information concerning the Company and any of its affiliates confidential, (ii) shall not trade its stock in the Company based upon any material non-public information or take any short position in the Company’s stock or otherwise do anything that could have an adverse affect on the Company’s stock, and (iii) conduct itself in such a manner to be consistent with each exemption from registration under the Securities Act of 1933 and state blue sky laws that the Company intends to rely on for each Financing Transaction.

f.
 The Company hereby represents and warrants that the offering documents do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

g.
The Company hereby warrants and agrees to hold all information received from Sandgrain in strict confidence and shall not (i) disclose any information to third parties or (ii) use any information after the expiration of this agreement or for any purpose other than the transaction contemplated by this agreement.

5.	Announcement

Upon consummation of any Financing Transaction, Sandgrain may, with the Company’s prior written approval, at Sandgrain’s expense, place an announcement in such print and/or electronic publication media as it may choose (including website posting), stating that it has acted as strategic and investment advisor to the Company. If not violative of applicable law, the Company will include a reference to Sandgrain as its finder in any press release or public announcement with respect to the Financing Transaction.

6.	Notices

All communications hereunder shall be in writing and shall be mailed or delivered (a) to the Company, at its offices at Accelerize New Media Inc, 12121 Wilshire Blvd., Suite 322, Los Angeles, CA 90025, Attention: Mr. Brian Ross, Chief Executive Officer, and (b) to Sandgrain, at its branch office at 377 Oak Street, Suite 410, Garden City, NY 11530, facsimile: (516)-280-4289, Attn.: Mr. Shajan Ninan. The Company will give Sandgrain notice of, and an opportunity to attend, periodic meetings with the Company’s investors.

7.	Indemnity

The Company shall indemnify Sandgrain and Sandgrain shall indemnify the Company in accordance with Annex- A attached hereto.

8.	Termination

The engagement of Sandgrain hereunder may be terminated at anytime by either the Company or Sandgrain, upon ten days’ prior written notice thereof to the other party. The provisions of sections 2 (Compensation), 7 (Indemnity Annex-A) and 9 (Miscellaneous) will survive any termination of this agreement.

9.	Miscellaneous

a.
Sandgrain is acting as a finder and is not an expert on, and shall not render opinions regarding, legal, accounting, regulatory or tax matters. The Company shall consult with its other professional advisors concerning these matters before undertaking any Financing Transaction.

b.
No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound. This Agreement shall inure to the benefit of and be binding on the Company, Sandgrain and their respective successors and assigns.  This Agreement constitutes the entire agreement between the Company and Sandgrain with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous agreements, either oral or written, between the Company and Sandgrain with respect to the subject matter hereof.

c.
In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall hereunder not in any way be affected or impaired thereby.

d.	The Company has retained Sandgrain to act as an independent contractor, and any duties of Sandgrain arising out of its engagement shall be owed solely to the Company and to no other party.

e.	This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to New York’s conflict of law principles.

f.
Each of Sandgrain and the Company waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Agreement.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandgrain the enclosed counterpart copy of this Agreement.

We are delighted to accept this engagement and look forward to working with you.

Very truly yours,

SANDGRAIN SECURITIES, INC.

By:      /s/ Peter Grassel
Name: Peter D. Grassel
Title:   President

Accepted as of the date first written above

Accelerize New Media Inc.

By:           /s/ Brian Ross
Name:      Mr. Brian Ross
Title:        Chief Executive Officer

ANNEX-A

Either party shall indemnify the other party and its affiliates and their respective directors, officers, employees, representatives, agents and controlling persons (Both parties and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, and related to, arising out of, or in connection with any untrue statement or alleged untrue statement of a material fact contained in any document furnished or made available by the party from and after March 10, 2010 (directly, through the party, or otherwise), or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for all reasonable expenses (including counsel fees and expenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the parties.

The parties will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Annex A (whether or not the parties or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

If either party or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the other party not resulting from the acts/omissions of the other party, the parties will reimburse the other party for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

Unless expressly modified, the provisions of this Annex-A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of this Agreement or the completion of Sandgrain’s Services hereunder.